Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated November 2, 2017 to

Pricing Supplement No. 5, dated November 13, 2014, to Prospectus Supplement and Prospectus each dated November 3, 2014 and Prospectus Addendum dated January 28, 2016 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between September 7, 2017 and November 2, 2017:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	50.535%	$1,010,700	October 10, 2017
$19,400,000	50.535%	$9,803,790	October 10, 2017

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$21,400,000	50.535%	$10,814,490	$1,346.40	(1)

(1)      The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$1,346.40 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$74,691.21 as of the date hereof.  After payment of the registration fee for this offering, US$73,344.81 remains available in SEK’s account for future registration fees.